Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full-Year 2012 Results

Rolling Meadows, Ill., March 6, 2013 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its fourth-quarter and full-year 2012 financial results.

Highlights

•                  Q4 2012 revenues of $247.8 million compared to $234.3 million in Q4 2011.

•                  Q4 2012 EBITDA of $22.3 million compared to $14.8 million in Q4 2011.

•                  Q4 2012 diluted earnings per share (EPS) of $0.46 compared to $0.28 in Q4 2011.

•                  Q4 2012 gross margin of 13.3 percent compared to 10.5 percent in Q4 2011.

•                  Full-year 2012 revenues of $999.0 million compared to $780.4 million for the full-year 2011.

•                  Full-year 2012 EBITDA of $80.7 million compared to $49.1 million for the full-year 2011.

•                  Full-year 2012 diluted EPS of $1.60 compared to $0.87 for the full-year 2011.

Management Comments

Bill Koertner, MYR’s president and CEO said, “We are very pleased to report that solid execution on our projects in the fourth quarter resulted in increased revenue and significant increases in contract margin, EBITDA and EPS compared to the fourth quarter last year. In addition, the full-year 2012 was a record year for us in terms of revenue and profitability. Our full-year 2012 revenues grew 28 percent over 2011, as construction continued on several large transmission projects and business in our C&I segment improved. Our C&I segment ended the year with record backlog, and we expect that business segment to continue to improve as economic conditions improve in the western United States. Our equipment utilization remained strong during the fourth quarter and contributed to our strong financial performance. In 2012, we continued our investment in work force development, equipment and tooling, which contributed to our success. With our strong balance sheet, skilled workforce and extensive fleet of equipment, we remain optimistic about our outlook over the long term.”

Fourth-Quarter Results

MYR reported fourth-quarter 2012 revenues of $247.8 million, an increase of $13.5 million, or 5.8 percent, compared to the fourth quarter of 2011. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $203.6 million, an increase of $10.2 million, or 5.3 percent, over the fourth quarter of 2011. The majority of the growth in T&D revenues in the fourth quarter over the same period in 2011 was the result of an increase in revenues from many small and a few medium-sized transmission projects and increased storm work, which was partially offset by a decrease in revenues from several large transmission projects. Storm work contributed approximately $24.5 million to T&D revenues in the fourth quarter of 2012, primarily from work related to Hurricane Sandy, compared to $7.6 million in the fourth quarter of 2011. The Commercial and Industrial (C&I) segment reported fourth-quarter 2012 revenues of $44.1 million, an increase of $3.3 million, or 8.2 percent, over the fourth quarter of 2011, primarily the result of an increase in revenue on small and medium-sized projects.

Consolidated gross profit increased to $32.9 million, or 13.3 percent of revenues, in the fourth quarter of 2012, compared to $24.6 million, or 10.5 percent of revenues, in the fourth quarter of 2011. The growth in gross profit was primarily due to the increase in volume. Gross profit as a percentage of revenues, or gross margin, increased due to an overall improvement in transmission project margins, increased distribution margins and increased margins on medium-sized C&I projects, in addition to higher utilization of fleet assets. Storm work contributed approximately 100 basis points to the improved gross margin in the fourth quarter.

Selling, general and administrative expenses increased to $17.5 million in the fourth quarter of 2012, compared to $15.6 million in the fourth quarter of 2011, mainly due to higher employee compensation and benefit costs primarily resulting from an increase in profit sharing and bonus expense. As a percentage of revenues, these expenses increased to 7.1 percent for the fourth quarter of 2012, from 6.7 percent for the fourth quarter of 2011.

For the fourth quarter of 2012, net income was $9.8 million, or $0.46 per diluted share, compared to $5.9 million, or $0.28 per diluted share, for the same period of 2011. Fourth-quarter 2012 EBITDA was $22.3 million, or 9.0 percent of revenues, compared to $14.8 million, or 6.3 percent of revenues, in the fourth quarter of 2011. The increase in EBITDA as a percentage of revenues was mainly due to the higher gross margin, which was offset in part by higher selling, general and administrative expenses as a percentage of revenues, as discussed above.

Full-Year Results

MYR reported revenues of $999.0 million for the full year of 2012, an increase of $218.6 million, or 28.0 percent, compared with the full year of 2011. The T&D segment reported revenues of $828.7 million in the full year of 2012, an increase of 33.2 percent over the 2011 period. The growth in revenues was primarily the result of an increase in revenues from transmission projects of all sizes, which were partially offset by a decrease in distribution revenues. The C&I segment reported full-year 2012 revenues of $170.2 million, an increase of 7.5 percent from 2011, due to an increase in revenue on small and medium-sized projects, partially offset by an overall decrease in revenues from a few large projects.

Consolidated gross profit increased 38.7 percent to $118.7 million for the full year of 2012 from $85.6 million for the full year of 2011. Gross margin grew to 11.9 percent for the full year of 2012 from 11.0 percent for the full year of 2011. The increase in gross margin was mainly attributable to an overall increase in contract margins on small and medium-sized projects in both segments and to improved utilization of fleet assets.

Selling, general and administrative expenses increased to $63.6 million for the full year of 2012 from $56.8 million for the full year of 2011. The increase was primarily due to an increase in employee compensation related to the increased number of support personnel, normal salary increases, increased profit sharing and bonus expense and an increase in employee-related benefit costs. As a percentage of revenues, these expenses decreased to 6.4 percent for the full year of 2012 from 7.3 percent for the full year of 2011.

For the full year of 2012, net income was $34.3 million, or $1.60 per diluted share, compared to $18.3 million, or $0.87 per diluted share, for the same period of 2011. EBITDA for the full year of 2012 was $80.7 million, or 8.1 percent of revenues, compared to $49.1 million, or 6.3 percent of revenues, for the full year of 2011. The increase in EBITDA as a percentage of revenues was mainly due to the higher gross margin and lower selling, general and administrative expenses as a percentage of revenues.

Backlog

Total backlog at December 31, 2012 increased $6.3 million compared to the $491.3 million reported at September 30, 2012. T&D backlog decreased $15.3 million, or 3.9 percent, while C&I backlog increased $21.6 million, or 21.6 percent, during this period.

As of December 31, 2012, MYR’s backlog was $497.6 million, consisting of $375.7 million in the T&D segment and $121.9 million in the C&I segment. Compared to December 31, 2011, T&D backlog decreased $236.4 million, or 38.6 percent, while C&I backlog increased $41.2 million, or 51.2 percent.

Backlog may not accurately represent the revenues that MYR expects to realize during any period. The timing of contract awards as well as the type and duration of large projects can significantly affect MYR’s backlog at any point in time. The amount of subcontractor and material cost in our projects under contract at any one point in time can also affect MYR’s backlog.  Backlog reporting methods can vary considerably from company to company depending on each company’s backlog definition. Backlog should not be relied upon as a stand-alone indicator of future results.

Balance Sheet

As of December 31, 2012, MYR had cash and cash equivalents of $19.8 million and $155.3 million of borrowing availability under its credit facility. MYR’s credit facility provides for revolving loans, letters of credit and swingline loans and matures in December 2016.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release.  MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others.  These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide useful supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its fourth-quarter and full-year 2012 results on Thursday, March 7, 2013, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, March 13, 2013, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 99440683. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be archived for seven days.

About MYR Group Inc.

MYR is a leading specialty contractor serving the electrical infrastructure market in the United States. MYR is one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry. MYR’s transmission and distribution customers include electric utilities, cooperatives, municipalities and private developers. MYR provides a broad range of transmission and distribution services which includes design, engineering, procurement, construction, upgrade, maintenance and repair services with a particular focus on construction, maintenance and repair throughout the continental United States. MYR also provides commercial and industrial electrical contracting services in the western United States.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “see,” “should,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of December 31, 2012 and 2011

(in thousands, except share and per share data)	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$19,825	$34,013
Accounts receivable, net of allowances of $1,305 and $1,078, respectively	167,241	126,911
Costs and estimated earnings in excess of billings on uncompleted contracts	61,773	43,694
Construction materials inventory	—	4,003
Deferred income tax assets	12,742	13,253
Receivable for insurance claims in excess of deductibles	11,379	10,122
Refundable income taxes	1,044	884
Other current assets	4,396	3,071
Total current assets	278,400	235,951
Property and equipment, net of accumulated depreciation of $88,042 and $64,345, respectively	128,911	117,178
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,558 and $2,223, respectively	10,534	10,869
Other assets	1,904	1,971
Total assets	$466,348	$412,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$—	$10,000
Accounts payable	84,481	73,924
Billings in excess of costs and estimated earnings on uncompleted contracts	32,589	24,945
Accrued self insurance	39,583	38,850
Other current liabilities	32,240	29,078
Total current liabilities	188,893	176,797
Deferred income tax liabilities	21,530	19,354
Other liabilities	1,235	679
Total liabilities	211,658	196,830
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2012 and 2011	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 20,747,161 and 20,405,044 shares issued and outstanding at December 31, 2012 and 2011, respectively	206	203
Additional paid-in capital	154,564	149,877
Retained earnings	99,920	65,658
Total stockholders’ equity	254,690	215,738
Total liabilities and stockholders’ equity	$466,348	$412,568

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months and Twelve Months Ended December 31, 2012 and 2011

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2012	2011	2012	2011
Contract revenues	$247,763	$234,263	$998,959	$780,356
Contract costs	214,847	209,638	880,306	694,790
Gross profit	32,916	24,625	118,653	85,566
Selling, general and administrative expenses	17,503	15,602	63,575	56,776
Amortization of intangible assets	84	84	335	335
Gain on sale of property and equipment	(312)	(446)	(1,019)	(1,174)
Income from operations	15,641	9,385	55,762	29,629
Other income (expense):
Interest income	1	5	2	53
Interest expense	(98)	(81)	(852)	(544)
Other, net	(76)	(28)	(222)	(81)
Income before provision for income taxes	15,468	9,281	54,690	29,057
Income tax expense	5,697	3,421	20,428	10,759
Net income	$9,771	$5,860	$34,262	$18,298
Income per common share:
—Basic	$0.47	$0.29	$1.67	$0.90
—Diluted	$0.46	$0.28	$1.60	$0.87
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,516	20,295	20,391	20,151
—Diluted	21,253	21,053	21,172	20,993

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Twelve Months Ended December 31, 2012 and 2011

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands of dollars)	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$9,771	$5,860	$34,262	$18,298
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	6,654	5,382	24,821	19,176
Amortization of intangible assets	84	84	335	335
Stock-based compensation expense	894	1,030	2,923	2,130
Deferred income taxes	2,490	(750)	2,687	(1,326)
Gain on sale of property and equipment	(312)	(446)	(1,019)	(1,174)
Other non-cash items	7	(34)	110	44
Changes in operating assets and liabilities
Accounts receivable, net	(2,801)	10,092	(40,330)	(19,739)
Costs and estimated earnings in excess of billings on uncompleted contracts	1,334	6,552	(18,079)	(14,395)
Construction materials inventory	—	(1,249)	4,003	(4,003)
Receivable for insurance claims in excess of deductibles	(97)	(986)	(1,257)	(1,700)
Other assets	(3,998)	(258)	(1,619)	2,293
Accounts payable	(7,830)	13,673	11,067	35,062
Billings in excess of costs and estimated earnings on uncompleted contracts	2,524	(13,994)	7,644	(20,560)
Accrued self insurance	(46)	1,007	733	4,806
Other liabilities	(1,415)	9,160	3,718	11,147
Net cash flows provided by operating activities	7,259	35,123	29,999	30,394
Cash flows from investing activities:
Proceeds from sale of property and equipment	327	498	1,204	1,306
Purchases of property and equipment	(5,155)	(8,180)	(37,249)	(42,342)
Net cash flows used in investing activities	(4,828)	(7,682)	(36,045)	(41,036)
Cash flows from financing activities:
Repayments on term loan	—	(10,000)	—	(30,000)
Net borrowings (repayments) on revolving credit facility	—	—	(10,000)	10,000
Employee stock option transactions	445	—	1,309	1,290
Excess tax benefit from stock-based awards	350	(406)	524	1,266
Debt issuance costs	—	(569)	(13)	(569)
Other financing activities	—	—	38	45
Net cash flows provided by (used in) financing activities	795	(10,975)	(8,142)	(17,968)
Net increase (decrease) in cash and cash equivalents	3,226	16,466	(14,188)	(28,610)
Cash and cash equivalents:
Beginning of period	16,599	17,547	34,013	62,623
End of period	$19,825	$34,013	$19,825	$34,013

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended December 31, 2012 and 2011

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2012	2011	2012	2011

Summary Data:
Contract revenues	$247,763	$234,263	$998,959	$780,356
Gross profit	$32,916	$24,625	$118,653	$85,566
Income from operations	$15,641	$9,385	$55,762	$29,629
Net income	$9,771	$5,860	$34,262	$18,298

Total assets	$466,348	$412,568	$466,348	$412,568
Total stockholders’ equity (book value)	$254,690	$215,738	$254,690	$215,738
Goodwill and intangible assets	$57,133	$57,468	$57,133	$57,468
Total debt	$—	$10,000	$—	$10,000

Per Share Data:
Income per common share (1):
- Basic	$0.47	$0.29	$1.67	$0.90
- Diluted	$0.46	$0.28	$1.60	$0.87
Weighted average number of common shares and potential common shares outstanding (1):
- Basic	20,516	20,295	20,391	20,151
- Diluted	21,253	21,053	21,172	20,993

(1)                    MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended December 31, 2012 and 2011

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data, ratios and percentages)	2012	2011	2012	2011

Financial Performance Measures (1):
EBITDA (2)	$22,303	$14,823	$80,696	$49,059
EBITDA per Diluted Share (3)	$1.05	$0.70	$3.80	$2.34
Book Value per Diluted Share (4)	$11.98	$10.25	$12.03	$10.28
Tangible Book Value (5)	$197,557	$158,270	$197,557	$158,270
Tangible Book Value per Diluted Share (6)	$9.29	$7.52	$9.33	$7.54
Free Cash Flow (7)	$2,104	$26,943	$(7,250)	$(11,948)
Asset Turnover (8)			2.42	2.05
Return on Assets (9)			8.3%	4.8%
Return on Equity (10)			15.9%	9.5%
Debt Leverage Ratio (11)			0.00	0.05

Reconcilation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$9,771	$5,860	$34,262	$18,298
Interest expense (income), net	97	76	850	491
Provision for income taxes	5,697	3,421	20,428	10,759
Depreciation and amortization	6,738	5,466	25,156	19,511
EBITDA (2)	$22,303	$14,823	$80,696	$49,059

Reconciliation of Net Income per diluted share to EBITDA per diluted share:
Net Income per share:	$0.46	$0.28	$1.60	$0.87
Interest expense (income), net, per share	$0.00	$0.00	$0.04	$0.02
Provision for income taxes per share	$0.27	$0.16	$0.97	$0.52
Depreciation and amortization per share	$0.32	$0.26	$1.19	$0.93
EBITDA per diluted share (3)	$1.05	$0.70	$3.80	$2.34

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders’ equity)	$254,690	$215,738	$254,690	$215,738
Goodwill and intangible assets	(57,133)	(57,468)	(57,133)	(57,468)
Tangible Book Value (5)	$197,557	$158,270	$197,557	$158,270

Reconciliation of Book Value per diluted share to Tangible Book Value per diluted share:
Book value per diluted share:	$11.98	$10.25	$12.03	$10.28
Goodwill and intangible assets per diluted share	(2.69)	(2.73)	$(2.70)	$(2.74)
Tangible Book Value per diluted share (6)	$9.29	$7.52	$9.33	$7.54

Calculation of Free Cash Flow:
Net cash flow from operating activities	$7,259	$35,123	$29,999	$30,394
Less: cash used in purchasing property and equipment	(5,155)	(8,180)	(37,249)	(42,342)
Free Cash Flow (7)	$2,104	$26,943	$(7,250)	$(11,948)

(1)                  These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers.  In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.

(2)                  EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.

(3)                  EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(4)                  Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.

(5)                  Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.

(6)                  Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(7)                  Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.

(8)                  Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.

(9)                  Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.

(10)           Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.

(11)           The debt leverage ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.